UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

The Navigators Group, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	0-15886	13-3138397
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 International Drive, Rye Brook, NY	10573
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 934-8999

One Penn Plaza New York, NY 10119
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 31, 2010, The Navigators Group, Inc. (the “Company”) approved a written trading plan (the “10b5-1 Plan”) under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to facilitate the repurchase of shares of the Company’s common stock under a share repurchase program for up to $65 million of the Company’s common stock that was previously approved by the Company’s Board of Directors. This repurchase program is in addition to the Company’s existing $35 million share repurchase program, announced in November 2009.

The Company’s 10b5-1 Plan takes effect on April 12, 2010 and was made contingent upon the Company entering into a Fifth Amended and Restated Credit Agreement with its lenders, which contingency was fulfilled on April 1, 2010. The 10b5-1 Plan provides that a broker selected by the Company has the authority to repurchase shares of common stock pursuant to the terms and limitations specified in the 10b5-1 Plan, including compliance with Rule 10b-18 under the Exchange Act.

The Rule 10b5-1 Plan will allow the Company’s broker to repurchase shares of common stock on behalf of the Company during prohibited trading periods in connection with the Company’s quarterly earnings releases in 2010, to the extent such purchases are permitted pursuant to Regulation M under the Exchange Act.  There can be no assurance that any stock will be repurchased by the Company either through its Rule 10b5-1 Plan or otherwise.

The Company may suspend or terminate its Rule 10b5-1 Plan at any time, so long as the suspension or termination does not result in a violation of applicable securities laws.

A copy of the Company’s press release, dated April 5, 2010, announcing the share repurchase program and the entry into the 10b5-1 Plan is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated April 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NAVIGATORS GROUP, INC.

By: /s/ Bruce J. Byrnes
Name: Bruce J. Byrnes
Title: Senior Vice President & General Counsel

Date: April 6, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press Release dated April 5, 2010.